Exhibit 10.28

ALTRIA GROUP, INC.

Financial Counseling Program

Altria Group, Inc. has a program that has existed since January 1, 1980 to provide for financial counseling services for key executives. This program currently provides for reimbursement to senior management or payment directly to the chosen advisor for expenditures they incur in connection with their personal financial and estate planning and preparation of tax returns for them and/or their dependent children, subject to the following annual limits:

1.	$15,000 for the Chairman and Chief Executive Officer;

2.	$10,000 for salary bands B and C; and

3.	Lesser amounts for certain subordinate salary bands.

Rather than limit individuals to specific advisors, each eligible executive may seek his own reputable advisor to perform such services. Reimbursement shall be limited to the services set forth above and will not include, for example, fees related to the execution of financial transactions (e.g., a broker’s fee for the purchase and/or sale of a mutual fund or individual stock). Also, it shall be necessary for invoices to reflect in reasonable detail the nature and extent of the services performed.

Payments by Altria Group, Inc. under this program will be included in the executive’s taxable compensation in the year in which reimbursement occurred.